RESTATED

                 CERTIFICATE OF INCORPORATION

                      OF XOMA CORPORATION


          Xoma Corporation, a corporation organized and exist-ing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the Corporation is XOMA CORPORATION. This name was adopted on May 14, 1981. Previously the Corpora-tion had been called Zoma Corporation. The original Certifi-cate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 24, 1981.

          2. This Restated Certificate of Incorporation ("Certificate") was duly adopted by the Board of Directors of the Corporation on December 18, 1986 and approved by the stock-holders of the Corporation at the Corporation's Annual Meeting of Stockholders on May 13, 1987 in accordance with the provi-sions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorpo-ration as amended and restated shall be read in full as follows:


                              I.

                             NAME

          The name of the Corporation is XOMA CORPORATION.


                              II.

                            ADDRESS

          The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington,
County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   III.

                                 BUSINESS

            The nature of the business or purposes to be con-ducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Cor-poration Law of Delaware. The Corporation is to have perpetual existence.


                                    IV.

                              STOCK STRUCTURE

            The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "preferred stock" and "common stock"; the total number of shares of both classes of stock authorized to be issued by the Corporation shall be Twenty-One Million (21,000,000) shares. Such shares shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of any of the Cor-poration's shares.

            A.    Common Stock.

            The total number of shares of common stock authorized to be issued by the Corporation shall be Twenty Million
(20,000,000) shares and each such share of common stock shall have a par value of $.0005. The common stock may be issued from time to time in one or more series.

            B.    Preferred Stock.

            The total number of shares of preferred stock autho-rized to be issued by the Corporation shall be One Million (1,000,000) shares and each such share of preferred stock shall have a par value of $.05. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirma-tive vote of the holders of a majority of the shares of pre-ferred stock and common stock then outstanding, voting as a single class.

                                    V.

                    RIGHTS, PREFERENCES, PRIVILEGES AND
                      RESTRICTIONS OF PREFERRED STOCK

            The preferred stock may be issued from time to time in one or more series consisting of such number of shares (which number may be increased or decreased, but not below the number of shares thereof then outstanding) and with such dis-tinctive serial designations as shall be stated and expressed in the resolution or resolutions creating such series adopted by the Board of Directors; and such series (a) may have such voting powers, full or limited, or may be without voting pow-ers; (b) may be redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, at such time or times, such price or prices, or such rate or rates, and with such adjustments; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference and priority to the com-mon stock and on a par with, or in such relation to, the divi-dends payable on any other class or classes or series of stock (but not in preference or priority to the preferred stock); (d) may have such rights upon the dissolution of, or upon any dis-tribution of the assets of, the Corporation, including the right to receive such distribution in preference to the common stock, and on a par with, or in such relation to, the distribu-tion to any other class or classes or series of stock (but not in preference or priority to the preferred stock); (e) may be made convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares or any other class or classes or any other series or the same or any other class or classes of stock of the Corporation, at such price or prices or at such rate or rates of exchange, and with such adjustments; and (f) may have such other powers, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the creation of each such series of preferred stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby expressly vested in the Board of Directors.

                                    VI.

                     LIMITATION ON DIRECTOR LIABILITY

            A Director of this Corporation shall not be person-ally liable to this Corporation or its stockholders for mone-tary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loy-alty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional mis-conduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any trans-action from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corpo-ration's directors for breach of fiduciary duty, then a Direc-tor of this Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corpo-ration Law as so amended. Any repeal or modification of the foregoing provisions of this Article Sixth by the stockholders of this Corporation shall not adversely affect any right or protection of a Director of this Corporation existing at the time of such repeal or modification.


                                   VII.

                                  BYLAWS

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

            Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

            Meetings of stockholders may be held within or with-out the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

                                   VIII.

                 AMENDMENT OF CERTIFICATE OF INCORPORATION

            Subject to the provision of Section 242 of the Gen-eral Corporation Law of the State of Delaware, the Corporation reserves the right to amend, alter, change, or repeal any pro-vision contained in this Certificate in the manner now or here-after prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, XOMA CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Steven C. Mendell, its Chairman of the Board of Directors and Chief Executive Officer, and attested by David G. Koncelik, its Secretary, this 7th day of April, 1988.

                                    XOMA CORPORATION


                                    By /s/ Steven C. Mendell
                                       Steven C. Mendell
                                       Chairman of the Board of
                                       Directors and Chief
                                       Executive Officer
(SEAL)


Attest: /s/ David G. Koncelik
         David G. Koncelik
         Secretary

                    CERTIFICATE OF OWNERSHIP AND MERGER

                                  MERGING

                  INTERNATIONAL GENETIC ENGINEERING, INC.

                                   INTO

                             XOMA CORPORATION

                                *   *  *  *


            XOMA CORPORATION, a corporation organized and exist-ing under the laws of the State of Delaware,

            DOES HEREBY CERTIFY:

            FIRST:      That this corporation was incorporated on
the 24th day of February, 1981, pursuant to the General Corpo-ration Law of the State of Delaware.

            SECOND:     That this corporation owns all of the out-
standing shares of the stock of International Genetic
Engineering, Inc., a corporation incorporated on the 17th day of December, 1980, pursuant to the General Corporation Law of the State of California.

            THIRD:      That this corporation, by the following
resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members, filed with the minutes of the Board of Directors, determined to and did merge into itself said International Genetic Engineering, Inc.:

            RESOLVED, that XOMA Corporation merge Inter-national Genetic Engineering, Inc. into itself, and assume all of its obligations; and

            FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secre-tary of State of Delaware; and

            RESOLVED FURTHER, that the proper officers of the corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge International Genetic Engineering, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and a certi-fied copy recorded in the office of the Recorder of Deeds of New Castle County and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger.


            FOURTH:     Anything herein or elsewhere to the con-
trary notwithstanding this merger may be amended or terminated and abandoned by the board of directors of XOMA Corporation at any time prior to the date of filing the merger with the Secre-tary of State.

            IN WITNESS WHEREOF, XOMA Corporation has caused this certificate to be signed by Steven C. Mendell, its Chairman of the Board and Chief Executive Officer, and attested by Martin

H. Goldstein, its Vice President, General Counsel and Secre-tary, this 15th day of May, 1990.

                                    XOMA CORPORATION


                                    By /s/ Steven C. Mendell
                                       Steven C. Mendell
                                       Chairman of the Board and
                                       Chief Executive Officer

ATTEST:


By /s/ Martin H. Goldstein
   Martin H. Goldstein
   Vice President, General
   Counsel and Secretary

                        CERTIFICATE OF AMENDMENT OF

                 RESTATED CERTIFICATE OF INCORPORATION OF

                             XOMA CORPORATION


            XOMA Corporation, a corporation organized and exist-ing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

            FIRST: That the Board of Directors of the Corpora-tion, at a meeting duly held, adopted the following resolution:

            RESOLVED: that this Board deems it advisable to amend, and hereby does amend, Article IV of the Corporation's
Restated Certificate of Incorporation to read in its entirety as follows:

                                  "IV

                            STOCK STRUCTURE

      The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "preferred stock" and "common stock"; the total number of shares of both classes of stock autho-rized to be issued by the Corporation shall have no preemptive or preferential rights of subscrip-tion concerning further issuance or authorization of any of the Corporation's shares.

      A.    Common Stock.

      The total number of shares of common stock autho-rized to be issued by the Corporation shall be Forty Million (40,000,000) shares and each such share of common stock shall have a par value of

      $.0005. The common stock may be issued from time to time in one or more series.

      B.  Preferred Stock.

      The total number of shares of preferred stock authorized to be issued by the Corporation shall be One Million (1,000,000) shares and each such share of preferred stock shall have a par value of $.05. The number of authorized shares of pre-ferred stock may be increased or decreased (but not below the number of shares thereof then out-standing) by the affirmative vote of the holders of a majority of the shares of preferred stock and common stock then outstanding, voting as a class."


            SECOND: That said amendment has been duly adopted by the stockholders of this Corporation at a meeting duly held in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

            THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, XOMA Corporation has caused this
Certificate of Amendment to be signed by Steven C. Mendell, its Chairman of the Board and Chief Executive Officer, and
Martin H. Goldstein, its Secretary, on this 22nd day of Febru-ary, 1991.

                                    XOMA CORPORATION


                                    By /s/ Steven C. Mendell
                                       Steven C. Mendell
                                       Chairman of the Board
                                       Chief Executive Officer

Attest:


/s/ Martin H. Goldstein
Martin H. Goldstein, Secretary

                 CERTIFICATE OF DESIGNATION OF
                   PREFERENCES AND RIGHTS OF
              SERIES A CUMULATIVE PREFERRED STOCK

                              OF

                       XOMA CORPORATION

                        _______________

                Pursuant to Section 151 of the
                General Corporation Law of the
                       State of Delaware

                        _______________


          XOMA CORPORATION, a corporation organized and exist-ing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors duly adopted the following resolu-tion on October 27, 1993, which resolution remains in full force and effect as of the date hereof:

          RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation; which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the quali-fications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the Corporation:

          1. Designation. The series of preferred stock established hereby shall be designated the "Series A Cumulative Preferred Stock" (and shall be referred to herein as the "Cumu-lative Preferred Stock") and the authorized number of shares of Cumulative Preferred Stock shall be 650,000 shares. Such num-ber of shares may be increased or decreased, from time to time, by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Cumulative Pre-ferred Stock to a number less than the total of the number of such shares then outstanding plus the number of such shares issuable upon the exercise of outstanding rights, options or warrants or upon the conversion of outstanding securities issued by the Corporation.

          2.   Dividends and Distributions.

          (A)(i) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Cumulative Preferred Stock with respect to dividends, the holders of shares of Cumulative Preferred Stock, in preference to the holders of shares of com-mon stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Cumulative Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (pay-able in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Cumulative Pre-ferred Stock. The multiple of cash and non-cash dividends declared on the common stock to which holders of the Cumulative Preferred Stock are entitled, which shall be 100 initially but which shall be adjusted from time to time as hereinafter pro-vided, is hereinafter referred to as the "Dividend Multiple." In the event the Corporation shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or com-bination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Cumulative Preferred Stock shall be entitled to receive shall be the Divi-dend Multiple applicable immediately prior to such event multi-plied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

          (ii) Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Cumulative Preferred Stock as provided in this paragraph
(A) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or dis-tribution shall have been declared on the common stock during the period between any Dividend Payment Date and the next sub-sequent Dividend Payment Date, a dividend of $1.00 per share on the Cumulative Preferred Stock shall nevertheless be payable on such subsequent Dividend Payment Date.

          (B) Dividends shall begin to accrue and be cumula-tive on outstanding shares of Cumulative Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares of Cumulative Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Cumulative Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Cumulative Preferred Stock in an amount less than the total amount of such dividends at the time accrued and pay-able on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Cumu-lative Preferred Stock entitled to receive payment of a divi-dend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

          3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Cumulative
Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment herein-after set forth, each share of Cumulative Preferred Stock shall entitle the holder thereof to 100 votes on all matters submit-ted to a vote of the stockholders of the Corporation. The num-ber of votes which a holder of a share of Cumulative Preferred Stock is entitled to cast, which shall initially be 100 but which may be adjusted from time to time as hereinafter pro-vided, is hereinafter referred to as the "Vote Multiple." In the event the Corporation shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or com-bination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Cumula-tive Preferred Stock shall be entitled shall be the Vote Mul-tiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were out-standing immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Cumulative Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general vot-ing rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as otherwise required by applicable law or as set forth herein, holders of Cumulative Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

          4.   Certain Restrictions.

          (A) Whenever dividends or distributions payable on the Cumulative Preferred Stock as provided in Paragraph 2 are in arrears, thereafter and until all accrued and unpaid divi-dends and distributions, whether or not declared, on shares of Cumulative Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

         (i) declare or pay dividends on, make any other dis-tributions on, or redeem or purchase or other-wise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Cumulative Preferred Stock;

        (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liqui-dation, dissolution or winding up) with the Cumulative Preferred Stock, except dividends paid ratably on the Cumulative Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii) except as permitted in subparagraph 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquida-tion, dissolution or winding up) with the Cumu-lative Preferred Stock, provided that the Corpo-ration may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to divi-dends or upon dissolution, liquidation or wind-ing up) to the Cumulative Preferred Stock; or

        (iv) purchase or otherwise acquire for consideration any shares of Cumulative Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Cumulative Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other rela-tive rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treat-ment among the respective series or classes;

provided, however, that the foregoing restrictions shall not apply to the repurchase of shares of common stock held by employees, officers, directors, or consultants of the Corpora-tion (or their permitted transferees) that are subject to restrictive stock purchase agreements under which the Corpora-tion has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consid-eration any shares of stock of the Corporation unless the Cor-poration could, under subparagraph (A) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

          5. Reacquired Shares. Any shares of Cumulative Preferred Stock purchased or otherwise acquired by the Corpora-tion in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          6. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or wind-ing up of the Corporation, no distributions shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Cumulative Preferred Stock unless, prior thereto, the hold-ers of shares of Cumulative Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distribu-tions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share, subject to the pro-vision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (y) to the holders of stock ranking on a par-ity (either as to dividends or upon liquidation, dissolution or winding up) with the Cumulative Preferred Stock, except distri-butions made ratably on the Cumulative Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Cor-poration shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consoli-dation of the outstanding shares of common stock (by reclassi-fication or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Cumulative Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were oustanding immediately prior to such event.

          7. Consolidation, Merger, etc. In case the Corpo-ration shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Cumulative Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event the Corporation shall at any time after the date hereof (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a sub-division or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Cumulative Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

          8.   Redemption.  The shares of Cumulative Preferred
Stock shall not be redeemable.

          9. Ranking. Unless otherwise provided in a Cer-tificate of Designation of Preferences and Rights of a Class of Stock relating to a subsequently designated series of preferred stock of the Corporation, the Cumulative Preferred Stock shall rank junior to any other series of the Corporation's preferred stock subsequently issued, as to the payment of dividends and the distribution of assets on liquidation, dissolution or wind-ing up and shall rank senior to the common stock.

          10. Amendment. The provisions of the Amended and Restated Certificate of Incorporation, as amended, of the Cor-poration shall not be amended, altered or repealed in any man-ner which would materially alter or change the powers, prefer-ences or special rights of Cumulative Preferred Stock so as to effect them adversely without the affirmative vote of the hold-ers of a majority or more of the outstanding shares of Cumula-tive Preferred Stock, voting separately as a class.

          11. Fractional Shares. Cumulative Preferred Stock may be issued in fractions of a share (which fractions shall be integral multiples of one one-hundreth of a share) which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, partici-pate in distributions and to have the benefit of all other rights of holders of Cumulative Preferred Stock.

          IN WITNESS WHEREOF, XOMA Corporation has caused this Certificate of Designation of Preferences and Rights of its Series A Cumulative Preferred Stock to be signed and attested by its duly authorized officers, this 27th day of October, 1993.


                              XOMA CORPORATION



                              By: /s/ John L. Castello____
                                  John L. Castello
                                  Chairman, President and
                                    Chief Executive Officer

ATTEST:



By: /s/ Christopher J. Margolin__
    Christopher J. Margolin
    Secretary

                 CERTIFICATE OF DESIGNATION OF
                   PREFERENCES AND RIGHTS OF
         SENIOR CONVERTIBLE PREFERRED STOCK, SERIES B

                              OF

                       XOMA CORPORATION

                        _______________

                Pursuant to Section 151 of the
                General Corporation Law of the
                       State of Delaware

                        _______________


          XOMA CORPORATION, a corporation organized and exist-ing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors duly adopted a resolution on October 27, 1993, which approved the filing of this Certificate of Designation and which resolution remains in full force and effect as of the date hereof.

          Pursuant to such resolution and the authority con-ferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Cer-tificate of Incorporation of the Corporation:

          1. Certain Definitions. As used herein, the fol-lowing terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is con-trolled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means beneficial ownership of 5.0% or more of the out-standing securities entitled to vote for the election of a member of the board of directors of a corporation or the power to direct the management and policies of such Per-son, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correl-ative to the foregoing.

          "Board of Directors" means the Board of Directors of the Corporation.

          "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York or California are not required to be open.

          "Cash Redemption Price" means $1,000 per share of Series B Preferred Stock.

          "Common Stock" means the Common Stock, par value
     $.0005 per share, of the Corporation.

          "Conversion Price" means 91.5% of the average of the per share Quoted Prices for the Common Stock for the twenty (20) trading days subsequent to November 19, 1993.

          "Convertible Securities" has the meaning specified in
     Section 6(C) hereof.

          "Corporation" means XOMA Corporation, a Delaware corporation.

          "Dividend Declaration Date" means a day preceding each Dividend Payment Date when the Board of Directors shall either (i) declare a dividend in cash or Dividend Shares or (ii) in the event no dividend is declared, determine whether a dividend is to accrue in cash or Divi-dend Shares.

          "Dividend Payment Date" means December 31 and June 30 of each year beginning June 30, 1994, unless such day is not a Business Day in which case the Dividend Payment Date shall be the immediately succeeding Business Day.

          "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.

          "Dividend Shares" has the meaning specified in
     Section 3(B) hereof.

          "Eligible Transferee" means a Person who is not, and who is not an Affiliate of, a Person who is (i) directly or indirectly, in any manner whatsoever engaged in or par-ticipating in, either alone or together with any other Person, the manufacturing, distribution, sale, research or development of pharmaceutical or medical products, whether diagnostic or therapeutic, (ii) a hospital or other provi-der of medical or healthcare services (other than a natu-ral person who provides medical or healthcare services and is otherwise an Eligible Transferee), (iii) an educational or research institution (whether or not accredited and whether or not exempt from federal income taxation pursu-ant to section 501(c) of the Internal Revenue Code, as amended) or (iv) directly or indirectly, in any manner whatsoever engaged in or participating in, either alone or together with any other Person, the manufacturing, distri-bution, sale, research or development of products derived from, or as a result of, biotechnology.

          "GDK" means GDK, Inc., a corporation organized under the laws of the British Virgin Islands and an original purchaser of the Series B Preferred Stock.

          "Holder" means a registered holder of shares of Series B Preferred Stock.

          "Liquidation Preference" means $1,000 per share of Series B Preferred Stock plus accrued and unpaid divi-dends, if any, thereon through the date such Liquidation
     Preference is paid.

          "Options" has the meaning specified in Section 6(C) hereof.

          "Ortelius" means Ortelius Trading L.P., a Delaware limited partnership and an original purchaser of the Series B Preferred Stock.

          "Permitted Transfer" means the sale, assignment, con-veyance, transfer, pledge, hypothecation or other disposition of at least 1000 shares of Series B Preferred
     Stock in a single transaction to a single Eligible
     Transferee.

          "Person" means any natural person, corporation, part-nership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Quoted Price" has the meaning specified in
     Section 3(B) hereof.

          "Redemption Date" means, with respect to any shares of Series B Preferred Stock, the date fixed by the Corpo-ration for redemption of such shares of Series B Preferred
     Stock.

          "Redemption Notice" has the meaning specified in
     Section 7(B) hereof.

          "Redemption Consideration" has the meaning specified in Section 7(c) hereof.

          "Registration Rights Agreement" means the Registra-tion Rights Agreement made and entered into as of November 18, 1993 by and among the Corporation, Ortelius and GDK.

          "Securities Act" has the meaning specified in Section
     15 hereof.

          "Series B Preferred Stock" has the meaning specified in Section 2 hereof.

          "Series B Preferred Stock Certificate" has the mean-ing specified in Section 6 hereof.

          2. Designation. The series of preferred stock established hereby shall be designated the "Senior Convertible Preferred Stock, Series B" (and shall be referred to herein as the "Series B Preferred Stock") and the authorized number of shares of Series B Preferred Stock shall be 30,000 shares.

          3.   Dividends.

          (A) Holders will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate equal to $50.00 per share. Dividends will be cumulative and will accrue from the date of issuance and be payable semi-annually in arrears on each Dividend Payment Date, commencing on June 30, 1994. Divi-dends, whether or not declared, will cumulate until declared and paid, when declaration and payment may be for all or part of the then-accumulated dividends. Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on each Divi-dend Record Date. Accrued and unpaid dividends, if any, shall not bear interest. Dividends shall cease to accrue in respect of shares of Series B Preferred Stock on the Redemption Date.

          (B) On any Dividend Payment Date, in lieu of payment in cash, the Corporation may, at its option, make all or any portion of any dividend payments (including accumulated divi-dends) by issuing to the Holders, in the aggregate, such number of fully paid and non-assessable shares (calculated to the nearest 1/100th of a share) of Common Stock ("Dividend Shares") as is obtained by dividing the cash amount (or portion thereof) that would otherwise be paid on such Dividend Payment Date by the average of the Quoted Prices for the Common Stock for the five (5) trading days preceding the Dividend Payment Date. The "Quoted Price" of the Common Stock at any date is (i) if the Common Stock is listed on a securities exchange, the last reported sales price per share of the Common Stock on the prin-cipal securities exchange, if any, on which the Common Stock is listed that shall be for consolidated trading, if applicable to such exchange, or (ii) if not so listed, the last reported sales price per share of the Common Stock as reported by the NASDAQ National Market System, or (iii) if neither so listed nor reported, the last reported bid price per share of the Com-mon Stock or (iv) in the absence of one or more of such quota-tions, the current market price per share of the Common Stock as determined by an independent investment banking firm chosen by the Corporation and reasonably acceptable to the Purchasers.

          (C) On each Dividend Declaration Date, the Board of Directors shall declare whether or not a dividend is to be paid. If a dividend is declared on such Dividend Declaration Date, the Board of Directors shall determine whether the divi-dend shall be paid in cash or Dividend Shares or a combination of cash and Dividend Shares, and in the event the dividend is to be paid in a combination of cash and Dividend Shares, the portion of the dividend to be so paid. If no dividend is declared on such Dividend Declaration Date, the Board of

Directors shall determine whether the dividend shall accrue in cash or Dividend Shares or in a combination of cash and Divi-dend Shares, and if the dividend is to accrue in a combination of cash and Dividend Shares, the cash portion and Dividend Shares portion of such accrued dividend.

          4. Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of Com-mon Stock and to any other class or series of any class of pre-ferred stock of the Corporation, whether now outstanding or issued hereafter.

          5. Voting Rights. Except as required by the Gen-eral Corporation Law of the State of Delaware, the Holders shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation.

          6. Conversion. The Holder of each share of Series B Preferred Stock shall have the right at any time, or from time to time (except as otherwise herein provided if such share shall be called for redemption pursuant to Section 7), at the option of such Holder, to convert such shares into Common Stock, on and subject to the terms and conditions hereinafter set forth.

          (A) Subject to the provisions for adjustment herein-after set forth, each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock as is obtained by dividing 1,000 by the Conversion Price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion.

          (B) In order to exercise the conversion privilege, the Holder of any shares of Series B Preferred Stock to be con-verted in whole or in part shall surrender the certificate rep-resenting such shares of Series B Preferred Stock (the
"Series B Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock, and shall give written notice of con-version in the form provided on the Series B Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such shares of Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or the portion thereof specified in said notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each Series B Preferred Stock Certificate surren-dered for conversion shall, unless the shares issuable on con-version are to be issued in the same name as the registration of such Series B Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satis-factory to the Corporation duly executed by, the Holder or his duly authorized attorney.

          As promptly as practicable after the surrender of such Series B Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock issuable upon the con-version of such shares of Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this
Section 6. In case less than all of the shares of Series B Preferred Stock represented by a Series B Preferred Stock Cer-tificate surrendered for conversion are to be converted, the Corporation shall deliver to or upon the written order of the Holder of such Series B Preferred Stock Certificate a new Series B Preferred Stock Certificate representing the shares of Series B Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series B Pre-ferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares repre-sented by the certificate or certificates surrendered for conversion.

          Each conversion shall be deemed to have been effected on the date on which such Series B Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the person in whose name the certifi-cates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as last adjusted and in effect on the date upon which such Series B Preferred Stock Certificate shall have been surrendered.

          The dividends due on any Series B Preferred Stock surrendered for conversion during the period from the close of business on a Dividend Record Date to the opening of business on the corresponding Dividend Payment Date shall be paid to the Holder of Series B Preferred Stock, notwithstanding such conversion.

          In the event any shares of Series B Preferred Stock shall be called for redemption, the right to convert such shares of Series B Preferred Stock into shares of Common Stock shall terminate at the close of business on the Redemption Date. Notwithstanding anything to the contrary contained in this paragraph (B), the Corporation may, at its option, be deemed to have purchased any shares of Series B Preferred Stock that are called for redemption and not surrendered for conver-sion prior to the close of business on the Redemption Date at a purchase price equal to the price that would have been paid had such shares been redeemed (including accrued and unpaid divi-dends to the date fixed for such redemption) and immediately sell such shares to any registered broker-dealer who has agreed to purchase such shares at a price at least equal to the price paid by the Corporation for such shares and to convert such shares into shares of Common Stock.

          (C) Except as provided in subparagraph (ix) hereof and in paragraph (D) below, if and whenever the Corporation shall issue or sell or is deemed, in accordance with subparagraphs (i) through (xi) hereof, to have issued or sold any shares of Common Stock for a consideration per share less than the Conversion Price of the Common Stock as of the time of issuance then, forthwith upon such issuance or sale or deemed issuance or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of
(a) the number of shares of Common Stock outstanding immedi-ately prior to such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of all out-standing shares of Series B Preferred stock) multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issuance or sale, by
(ii) the total number of shares of Common Stock outstanding immediately after such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock).

          For purposes of this paragraph (C), the following subparagraphs (i) to (xi) inclusive shall be applicable:

          (i) In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options, or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing
     (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of addi-tional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of Con-vertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the con-version or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exer-cise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conver-sion Price as in effect immediately prior to the time of granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common

     Stock upon conversion or exchange of such Convertible
     Securities.

         (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange or all such Convertible Securities) shall be less than the Conversion Price as in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securi-ties shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of such Conversion Price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

        (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consid-eration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate at which any Con-vertible Securities referred to in subparagraph (i) or
     (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilu-
     tion), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conver-sion Price which would have been in effect at such time had such Options or Convertible Securities still out-standing provided for such changed purchase price, addi-tional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereun-der shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expi-ration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.

         (iv) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distri-bution shall be deemed to have been issued or sold with-out consideration.

          (v) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in con-nection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corpo-ration shall be deemed to be the fair value of such con-sideration as determined in good faith by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together compromising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, the consideration deemed to have been received by the Corporation shall be determined by the Board of Directors in good faith.

         (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or pur-chase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

        (vii) Treasury Shares. The number of shares of Com-mon Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph (C).

       (viii)  Subdivision or Combination of Common Stock.
     In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (ix) Certain Issues of Common Stock Excepted. Any-thing herein to the contrary notwithstanding, the Corpo-ration shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance of shares of Common Stock upon conversion or redemption of shares of Series B Preferred Stock in accordance with the terms thereof, (ii) the issuance of shares of Common Stock in payment of dividends upon the Series B Pre-ferred Stock in accordance with the terms thereof,
     (iii) the issuance of up to three (3) million shares of Common Stock (or the issuance of options therefor) reserved for issuance to employees of the Corporation pursuant to any employee benefit or compensation plan or arrangement which amount includes 872,075 shares of Com-mon Stock which are currently issuable under existing stock option plans, (iv) the issuance of shares of Com-mon Stock upon the exercise of Warrants granted by the Corporation to Ortelius and GDK, (v) the issuance of shares of Common Stock upon the exercise of Warrants pursuant to the Warrant Agreement dated as of June 3, 1993 between the Corporation and First Interstate Bank of California, as Warrant Agent or (vi) the issuance of shares of Common Stock in connection with preferred stock purchase rights relating to the Corporation's Series A Cumulative Preferred Stock, par value $.05 per share.

          (x) Reorganization or Reclassification. If any capital reorganization or reclassification of the capi-tal stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolida-tion or merger or a sale of all or substantially all its assets) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and ade-quate provisions (in form satisfactory to Holders of at least a majority of the outstanding shares of Series B Preferred Stock) shall be made whereby each Holder of a share or shares of Series B Preferred Stock shall there-after have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immedi-ately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or pay-able with respect to or in exchange for a number of out-standing shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provi-sion shall be made with respect to the rights and inter-ests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliv-erable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corpora-tion as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consoli-dation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combi-nation of the outstanding shares of Common Stock of the Corporation.

         (xi) Partial or Liquidating Distributions. In the event that the Corporation shall make any distribution of its assets upon or with respect to the Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings, the Holder of each outstanding share of Series B Preferred Stock shall, upon the exercise of his or her right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the number of shares of Common Stock for which such shares of Series B Preferred Stock are then convertible, the amount of such assets (or, at the option of the Corporation, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole dis-cretion) that would have been distributed to such Holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

          (D)  Notwithstanding the foregoing provisions of this
Section 6, (i) no adjustment in the number of shares of Common Stock into which any share of Series B Preferred Stock is con-vertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (D) are not required to be made shall be carried for-ward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

          (E) Whenever any adjustment is required in the shares into which any share of Series B Preferred Stock is con-vertible, the Corporation shall forthwith (i) file with each office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock a statement describing in reasonable detail the adjustment and the method of calcula-tion used and (ii) cause a notice of such adjustment, setting forth the adjusted Conversion Price to be mailed to the Holders of record of shares of Series B Preferred Stock at their respective addresses as shown on the stock books of the Corporation.

          (F) All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive shares of Common Stock in exchange therefor.

          (G)  In the event that:

          (i) the Corporation shall take action to make any distribution (other than cash dividends payable out of earnings) to the holders of its Common Stock;

         (ii) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

        (iii) the Corporation shall take action to accomplish any capital reorganization, or reclassification of the capital stock of the Corporation (other than a subdivi-sion, split or combination of its Common Stock), or a con-solidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corpora-tion is required, or the sale or transfer of all or sub-stantially all of the assets of the Corporation; or

         (iv) the Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall (A) in case of any such distribution or subscription rights, at least thirty (30) days prior to the date or expected date on which the stock books of the

Corporation shall close or a record shall be taken for the determination of holders entitled to such distribution or sub-scription rights, and (B) in the case of any such reorganiza-tion, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least thirty days
(30) prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to each Holder of shares of Series B Preferred Stock at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassifica-tion, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.

           (H) For the purposes of this paragraph (6), the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Corporation on the date of this Cer-tificate or (ii) any other class of stock resulting from suc-cessive changes or reclassifications of such Common Stock con-sisting solely of changes in par value or from no par value to par value, or from par value to no par value. In the event that at any time as a result of an adjustment made pursuant to the provisions of paragraph (C) of this Section 6, the Holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph (C) of this Section 6, and the other provisions of this Section 6 with respect to the Com-mon Stock shall apply on like terms to any such other shares.

          (I) The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliv-erable upon the conversion of any shares of Series B Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Quoted Price thereof as of the Business Day immediately preced-ing the date of such conversion.

          (J) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its autho-rized but unissued stock, for the purpose of effecting the con-version or redemption of the shares of Series B Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient to effect the payment of dividends on the Series B Preferred Stock in shares of Common Stock, the conver-sion of all outstanding shares of Series B Preferred Stock into Common Stock at any time and the redemption of all outstanding shares of Series B Preferred Stock for shares of Common Stock; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the payment of dividends in shares of Common Stock or the con-version of the Series B Preferred Stock by delivery of shares of Common Stock that are held in the treasury of the Corpora-tion. The Corporation shall, from time to time and in accor-dance with the General Corporation Law of the State of Dela-ware, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connec-
tion) shall not be sufficient to permit the payment of divi-dends in shares of Common Stock, the conversion of all out-standing shares of Series B Preferred Stock into Common Stock or the redemption of all outstanding shares of Series B Pre-ferred Stock for shares of Common Stock.

     7.   Optional Redemption.

          (A) The Corporation's Right To Redeem the Series B Preferred Stock. The Series B Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) at the option of the Corporation in whole or, from time to time, in part (provided that no less than 25% of the shares of Series B Preferred Stock then outstanding may be redeemed at any one time) in the manner provided in Section 7(C) hereof (i) at any time after December 31, 1996 or (ii) on or prior to December 31, 1996 if the Quoted Price of the Common Stock is at least 175% of the Conversion Price (as last adjusted and in effect) for at least ten (10) trading days selected by the Cor-poration within a period of any twenty (20) consecutive trading days.

          (B)  Consideration for Shares of Series B
               Preferred Stock To Be Redeemed.

          (i) If on the date prior to the determination of the Board of Directors to redeem Series B Preferred Stock, the Quoted Price of the Common Stock is equal to or greater than 105% of the Conversion Price (as last adjusted and in effect on such date) then the Series B Preferred Stock to be redeemed may be redeemed, at the option of the Corpora-tion, for any combination of (x) shares of Common Stock, each share of Series B Preferred Stock to be redeemed for such number of fully, paid and non-assessable shares (as calculated to the nearest 1/100th of a share) as is obtained by dividing 1000 by the Conversion Price (as last adjusted and in effect on such date) and (y) the Cash Redemption Price.

         (ii) If on the date prior to the determination of the Board of Directors to redeem Series B Preferred Stock, the Quoted Price of the Common Stock is less than 105% of the Conversion Price (as last adjusted and in effect on such date) then the Series B Preferred Stock to be redeemed shall be redeemed for the Cash Redemption Price.

        (iii) In addition to (i) or (ii) above, the Corpora-tion shall pay to each holder of shares of Series B Pre-ferred Stock to be redeemed all accrued and unpaid divi-dends, if any, on such shares of Series B Preferred Stock to the Redemption Date payable in cash or shares of Common Stock or a combination thereof as determined in accordance with Section 3(B).

         (iv) The aggregate amount of cash or shares of Common Stock or combination of cash and shares of Common Stock to be received by Holders of Series B Preferred Stock pursu-ant to subparagraphs (i), (ii) and (iii) above are referred to herein as the "Redemption Consideration".

          (C)  Procedure for Redemption.

          (i) In the event of a redemption of less than all of the Series B Preferred Stock, the shares so redeemed will be determined by the Corporation pro rata according to the number of shares held by each Holder, except that the Cor-poration may redeem all of the shares held by any Holders of fewer than 100 shares (or all of the shares held by Holders who would hold less than 100 shares as a result of such redemption).

         (ii) The Corporation shall send a written notice of redemption (the "Redemption Notice") by first-class mail, postage prepaid, not fewer than fifteen (15) days nor more than sixty (60) days prior to the Redemption Date to each Holder as of the record date fixed for such redemption of Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; pro-vided, however, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

               (A) whether all or less than all the outstand-ing shares of Series B Preferred Stock are to be redeemed and the total number of shares of Series B
          Preferred Stock being redeemed;

               (B)  the number of shares of Series B Preferred
          Stock held of record by that specific Holder that the Corporation intends to redeem;

               (C)  the Redemption Date;

               (D)  the Redemption Consideration;

               (E)  the manner and place or places at which
          payment for the shares called for redemption will, upon presentation and surrender to the Corporation of the Series B Preferred Stock Certificates evidencing the shares being redeemed, be made; and

               (F)  that dividends on the shares of Series B
          Preferred Stock being redeemed shall cease to accrue on the Redemption Date.

        (iii) On the Redemption Date, the full Redemption Con-sideration shall become payable for the shares of Series B Preferred Stock being redeemed on the Redemption Date. As a condition of payment of the Redemption Consideration, each Holder of Series B Preferred Stock must surrender Series B Preferred Stock Certificates or Certificates rep-resenting the shares of Series B Preferred Stock being redeemed by the Corporation in the manner and at the place designated in the Redemption Notice. The full Redemption Consideration for such shares properly tendered for pay-ment shall be paid to the person whose name appears on such certificate or certificates as the owner thereof, on and after the Redemption Date when and as certificates for the shares being redeemed are properly tendered for pay-ment. Each surrendered Series B Preferred Stock Certifi-cate shall be cancelled and retired. In the event that less than all of the shares represented by any such cer-tificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (iv) On the Redemption Date, unless the Corporation defaults in the payment of the Redemption Consideration, dividends will cease to accrue with respect to the shares of Series B Preferred Stock called for redemption. All rights of Holders of such redeemed shares will terminate except for the right to receive the Redemption Consideration.

          8.   Payment on Liquidation.

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders of Series B Preferred Stock will be entitled to receive an amount in cash equal to the Liquidation Preference, before any distri-bution is made on any Common Stock or other preferred stock of the Corporation. After payment of the full amount of the Liquidation Preferences to which they are entitled, Holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

          (B) For the purposes of this Section 8, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more corporations shall be deemed a voluntary or involuntary liqui-dation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connec-tion with a dissolution or winding-up of the business of the Corporation.

          9. Exclusion of Other Rights. Except as may other-wise be required by the General Corporation Law of the State of Delaware, shares of the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Certificate of Designation filed pursuant hereto (as such Certificate may be amended from time to time) and in the Corporation's Certificate of Incorporation, as amended. No shares of Series B Preferred Stock shall have any preemptive or subscription rights whatsoever as to any securi-ties of the Corporation.

          10. Reissuance of Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corpo-ration Law of the State of Delaware) have the status of autho-rized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

          11. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

          12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the pro-visions hereof.

          13. Severability of Provisions. If any right, pref-erence or limitation of the Series B Preferred Stock set forth in this resolution and in the Certificate of Designation filed pursuant hereto (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

          14. Notice. All notices and other communications provided for or permitted to be given to the Corporation here-under shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices (currently located on the date of the adop-tion of these resolutions at 2910 Seventh Street, Berkeley, California 94710, Attention: General Counsel; with a copy to:
Cahill Gordon & Reindel, Attention:  Roger Meltzer, Esq.

          15.  Transferability; Right of Transferees.

          (A) From and after the date of original issuance of the Series B Preferred Stock, the Series B Preferred Stock may not be sold, assigned, conveyed, transferred, pledged, hypothe-cated or otherwise disposed of, and no Holder shall agree to sell, assign, convey, transfer, pledge, hypothecate or other-wise dispose of, any Series B Preferred Stock except in a Per-mitted Transfer. No Holder shall consummate or agree to con-summate a Permitted Transfer or series of Permitted Transfers involving, individually or in the aggregate, 5,000 or more shares of Series B Preferred Stock to a single Eligible Trans-feree or a number of related or affiliated Eligible Transferees other than wholly-owned Affiliates of Ortelius and GDK, without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

          (B) The Series B Preferred Stock Certificates repre-senting all of the shares of Series B Preferred Stock to be transferred pursuant to a Permitted Transfer shall be duly endorsed by the transferring Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of a Permitted Transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly cer-tified, shall be deposited and remain with the Corporation. In case of a Permitted Transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and to remain with the Corporation in its discretion. Upon any registration of a Permitted Transfer, the Corporation shall deliver new Series B Preferred Stock Cer-tificates to the persons entitled to the shares of Series B Preferred Stock represented thereby. The Series B Preferred Stock Certificates may be exchanged at the option of the Holder thereof, when surrendered at the offices of the Corporation, for other Series B Preferred Stock Certificates of different denominations, of like tenor and representing in the aggregate a like number of shares of Series B Preferred Stock. Any Series B Preferred Stock Certificate so surrendered shall be promptly cancelled by the Corporation and retired. Each Series B Preferred Stock Certificate issued in exchange as provided above shall be substantially in the form of the Series B Pre-ferred Stock Certificate being exchanged and shall be subject to all of the terms and provisions hereof.

          (C) The Series B Preferred Stock Certificates shall contain the following legend:

          THE SENIOR CONVERTIBLE PREFERRED STOCK, SERIES B (THE "SERIES B PREFERRED STOCK") EVIDENCED HEREBY IS SUBJECT TO SIG-NIFICANT RESTRICTIONS ON TRANSFERABILITY AND HAS NOT BEEN REG-ISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND THE SERIES B PREFERRED STOCK AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES ISSU-ABLE UPON CONVERSION OR REDEMPTION OF THE SERIES B PREFERRED STOCK MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT, OR (ii) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS AND AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR XOMA CORPORA-TION THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

          16. Amendments. The Corporation shall amend this Certificate of Designation as soon as practicable upon the determination of the Conversion Price in accordance with the terms and conditions of a Securities Purchase Agreement of even date herewith by and among Ortelius, GDK and the Corporation. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency provided that such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may be amended by the Corpora-tion with the written consent of Holders representing a major-ity of the outstanding shares of Series B Preferred Stock.

          The Corporation will, so long as any shares of Series B Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

          IN WITNESS WHEREOF, XOMA Corporation has caused this
Certificate of Designation of Preferences and Rights of its Series B Preferred Stock to be signed and attested by its duly authorized officers, this 19th day of November, 1993.


                              XOMA CORPORATION



                              By: /s/ John L. Castello
                                  John L. Castello
                                  Chairman, President and
                                    Chief Executive Officer

ATTEST:



By: /s/ Christopher J. Margolin
    Christopher J. Margolin
    Secretary

                 CERTIFICATE OF DESIGNATION OF
                   PREFERENCES AND RIGHTS OF
             CONVERTIBLE PREFERRED STOCK, SERIES C

                              OF

                       XOMA CORPORATION

                        _______________

                Pursuant to Section 151 of the
                General Corporation Law of the
                       State of Delaware

                        _______________


          XOMA CORPORATION, a corporation organized and exist-ing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Direc-tors duly adopted a resolution on July 19, 1995, which approved the filing of this Certificate of Designation and which resolu-tion remains in full force and effect as of the date hereof.

          Pursuant to such resolution and the authority con-ferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Cer-tificate of Incorporation of the Corporation:

          1. Certain Definitions. As used herein, the fol-lowing terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Board of Directors" means the Board of Directors of the Corporation.

          "Business Combination" means the occurrence of any of the following: (a) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation; (b) the sale, transfer or other disposition of all or substan-tially all of the assets of the Corporation; or (c) any other corporate reorganization or business combination in which 50% or more of the Corporation's outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions.

          "Business Combination Date" has the meaning specified in Section 6(b) hereof.

          "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York or California are not required to be open.

          "Common Stock" means the Common Stock, par value
     $.0005 per share, of the Corporation.

          "Conversion Certificate" means a certificate substan-tially in the form of Exhibit 1 attached hereto.

          "Conversion Date" means (x) with respect to any con-version of Series C Preferred Stock into Common Stock pur-suant to Section 6(a) hereof, the date selected by the Holder converting such shares of Series C Preferred Stock as set forth below such Holder's signature on a properly executed Conversion Certificate received by the Corpora-tion, and (y) with respect to any conversion of Series C Preferred Stock into Common Stock pursuant to Section 6(c) hereof, the date selected by the Corporation for conver-sion of such shares of Series C Preferred Stock as set forth in the applicable Notice of Conversion.

          "Corporation" means XOMA Corporation, a Delaware corporation.

          "Exchange Act" means the Securities Exchange Act of
     1934, as amended.

          "Holder" means a registered holder of shares of Series C Preferred Stock.

          "Liquidation Preference" means $1,000 per share of Series C Preferred Stock.

          "Market Price" on any date means (i) if the Common Stock is listed on a national securities exchange, the numerical average of the last reported bid prices per share of the Common Stock on the principal securities exchange on which the Common Stock is listed that shall be consolidated for consolidated trading, if applicable to such exchange, for five trading days of such exchange immediately preceding such date, or (ii) if the Common Stock is not so listed, the numerical average of the last reported bid prices per share of the Common Stock as reported on the NASDAQ National Market for the five NASDAQ trading days immediately preceding such date, or (iii) if the Common Stock is neither so listed nor so reported, the numerical average of the last reported bid price per share of the Common Stock as quoted by a registered broker-dealer for the last five days for which such quotes are available immediately prior to such date; provided that such quotes must have been available for at least five days in the preceding thirty-day period, or (iv) if the Common Stock is not so listed, so reported or so quoted, the fair value of the Common Stock on such date, as determined by the Board of Directors in good faith after taking into account such factors as the Board of Directors may deem appropriate, including one or more pro-fessional valuations.

          "Notice of Conversion" has the meaning specified in
     Section 6(c) hereof.

          "Person" or "person" means any natural person, corpo-ration, partnership, limited liability company, joint ven-ture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Redemption Date" means, with respect to any shares of Series C Preferred Stock, the date fixed by the Corpo-ration for redemption of such shares of Series C Preferred
     Stock.

          "Redemption Notice" has the meaning specified in
     Section 7(c) hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Series B Preferred Stock" means the Senior Convert-ible Preferred Stock, Series B, par value $.05 per share, of the Corporation.

          "Series C Preferred Stock" has the meaning specified in Section 2 hereof.

          "Series C Preferred Stock Certificate" has the mean-ing specified in Section 6(e) hereof.

          "Stockholder Approval" means the approval by a major-ity of the votes cast by the holders of shares of Common Stock (in person or by proxy) at a meeting of the stock-holders of the Corporation (duly convened at which a quo-rum was present) of the issuance by the Corporation of 20% or more of the outstanding Common Stock of the Corporation for less than the greater of the book or market value of such Common Stock, as and to the extent required under
     Section 6(i) of Part III of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc. (or any successor or replacement provision thereof).

          2. Designation. The series of preferred stock established hereby shall be designated the "Convertible Pre-ferred Stock, Series C" (and shall be referred to herein as the "Series C Preferred Stock") and the authorized number of shares of Series C Preferred Stock shall be 5,000 shares.

          3. Dividends. The Corporation shall not be required to pay, and the Holders shall not be entitled to receive, any dividends on shares of the Series C Preferred
Stock.

          4. Ranking. The Series C Preferred Stock shall, with respect to rights on liquidation, winding-up and dissolu-tion, rank senior to all classes of Common Stock and to any other class or series of any class of preferred stock of the Corporation, whether now outstanding or issued hereafter, other than the Series B Preferred Stock.

          5. Voting Rights. (a) Except as required by the General Corporation Law of the State of Delaware and as set forth in Section 5(b) hereof, the Holders shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation.

          (b) The Corporation shall not, without the consent of Holders of a majority of the outstanding shares of Series C Preferred Stock, (i) authorize, create or issue any shares of capital stock of any class or series ranking senior to the Series C Preferred Stock with respect to rights on liquidation, winding-up or dissolution of the Corporation, (ii) except as may be required by the General Corporation Law of the State of Delaware, amend, alter or repeal, by any means, the Amended and Restated Certificate of Incorporation of the Corporation in any manner which would adversely affect the Holders with respect to the powers, preferences, or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions of the Series C Preferred Stock as set forth herein, or (iii) otherwise voluntarily become subject to any restriction which requires a vote of its stockholders and which would adversely affect the Holders with respect to the powers, preferences, or relative, participating, optional or other spe-cial rights, or the qualifications, limitations or restrictions of the Series C Preferred Stock as set forth herein, other than restrictions arising solely under the General Corporation Law of the State of Delaware and restrictions in the Amended and Restated Certificate of Incorporation of the Corporation as in effect on June 25, 1995.

          6. Conversion. (a) Subject to Section 6(d) hereof, the Holders shall have the right, at any time or from time to time, to convert shares of Series C Preferred Stock into shares of Common Stock on and subject to the terms and conditions hereinafter set forth. One-half (1/2) of the shares of Series C Preferred Stock originally issued to each initial Holder thereof shall be convertible by the then current Holder thereof into shares of Common Stock on and after the 60th day following the date on which such shares of Series C Preferred Stock are released for delivery to the initial Holder thereof (the "Issuance Date") and prior to the 730th day after the Issuance Date of such shares of Series C Preferred Stock, and the balance of the shares of Series C Preferred Stock shall be convertible by the then current Holder thereof into shares of Common Stock on and after the 90th day following the Issuance Date of such shares of Series C Preferred Stock and prior to the 730th day after the Issuance Date of such shares of Series C Preferred Stock. No share of Series C Preferred Stock shall be convertible into shares of Common Stock at the option of the Holder thereof on or after the 730th day following the Issuance

Date of such share of Series C Preferred Stock. Each share of Series C Preferred Stock convertible pursuant to this clause
(a) will be convertible into the number of shares of Common Stock equal to the number obtained by dividing $1,000 by 80% of the Market Price on the applicable Conversion Date.

          (b) Subject to Section 6(d) hereof, upon the consum-mation of a Business Combination (the date of such consummation hereinafter referred to as the "Business Combination Date"), each outstanding share of Series C Preferred Stock shall, with-out the necessity of any action by or on behalf of a Holder, be converted into the number of shares of Common Stock obtained by dividing $1,000 by 80% of the Market Price on the Business Com-bination Date. As promptly as practicable after the Business Combination Date, the Corporation shall issue and deliver to each Holder at its address as the same appears on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock, together with a state-ment of the relevant facts and circumstances surrounding the Business Combination.

          (c) Subject to Section 6(d) hereof, at any time on or after the 730th day following the Issuance Date of a par-ticular share of Series C Preferred Stock, the Corporation shall have the right, at any time or from time to time, to con-vert such share of Series C Preferred Stock into shares of Com-mon Stock, such right of the Corporation with respect to the Series C Preferred Stock to be exercisable by the Corporation in whole or in part. Each share of Series C Preferred Stock converted pursuant to this clause (c) will be convertible into the number of shares of Common Stock equal to the number obtained by dividing $1,000 by 80% of the Market Price on the applicable Conversion Date. As promptly as practicable after the applicable Conversion Date, the Corporation will send a written notice (a "Notice of Conversion") by first-class mail, postage prepaid, to each Holder whose shares of Series C Pre-ferred Stock have been selected for conversion into Common Stock pursuant to this clause (c), at its address as the same appears on the stock books of the Corporation setting forth the applicable Market Price, together with a certificate or certif-icates for the number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock.

          (d) Notwithstanding any other provision herein to the contrary, unless the Stockholder Approval shall have been obtained, the Corporation shall not be required to convert any shares of Series C Preferred Stock into shares of Common Stock to the extent that as a consequence of such conversion, together with all prior conversions of Series C Preferred Stock, greater than 4,511,549 shares of Common Stock shall have been issued upon conversion of shares of Series C Preferred Stock. The Corporation shall promptly give notice to each Holder (by first class mail, postage prepaid, at such Holder's address as the same appears on the stock books of the Corpora-
tion) if on any date the Corporation would not have been required to convert shares of Series C Preferred Stock as a consequence of the limitation set forth in this clause (d) had all outstanding shares of Series C Preferred Stock been surren-dered for conversion into Common Stock on such date. If at any time any shares of Series C Preferred Stock surrendered for conversion are not converted into Common Stock as a consequence of the limitation set forth in this clause (d), the Corporation shall promptly notify the Holders in writing of such occurrence and shall thereafter determine in its sole discretion to either
(i) convene a meeting of the holders of Common Stock as promptly as practicable and use its reasonable best efforts to obtain the Stockholder Approval, or (ii) promptly redeem all of the outstanding shares of Series C Preferred Stock, on and sub-ject to the terms and conditions of Section 7 hereof. In the event the Stockholder Approval contemplated in subclause (i) above is not obtained at such meeting or any adjournment thereof, the Corporation shall thereafter promptly redeem all outstanding shares of Series C Preferred Stock, on and subject to the terms and conditions of Section 7 hereof.

          (e) In order to exercise the conversion privilege provided in Section 6(a) hereof, the Holder of any shares of Series C Preferred Stock to be converted in whole or in part shall surrender the certificate representing such shares of Series B Preferred Stock (the "Series B Preferred Stock Cer-tificate"), together with a properly executed Conversion Cer-tificate and any required transfer taxes, at the office or agency then maintained by the Corporation for the transfer of the Series C Preferred Stock. No fewer than 100 shares of Series C Preferred Stock may be converted in any individual conversion pursuant to Section 6(a) hereof. Each Series C Pre-ferred Stock Certificate surrendered for conversion pursuant to
Section 6(a) hereof shall, unless the shares issuable on con-version are to be issued in the same name as the registration of such Series C Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satis-factory to the Corporation duly executed by, the Holder or his duly authorized attorney.

          (f) In the case of any conversion pursuant to Sec-tion 6(a) hereof, as promptly as practicable after the surren-der of such Series C Preferred Stock Certificate and the receipt of such Conversion Certificate and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Com-mon Stock issuable upon the conversion of such shares of Series C Preferred Stock represented by the Series C Preferred Stock Certificate(s) so surrendered or portion thereof in accordance with the provisions of this Section 6. In case less than all of the shares of Series C Preferred Stock represented by a Series C Preferred Stock Certificate surrendered by a Holder for conversion pursuant to Section 6(a) hereof or con-verted by the Corporation pursuant to Section 6(d) hereof are to be converted, the Corporation shall deliver to or upon the written order of the Holder of such Series C Preferred Stock Certificate a new Series C Preferred Stock Certificate repre-senting the shares of Series C Preferred Stock not converted. In order for any shares of Series C Preferred Stock to be deemed properly surrendered for conversion, a Holder must indi-cate in the Conversion Certificate the number of shares of Series C Preferred Stock which such Holder wishes to convert.

          (g) Each conversion pursuant to Section 6(a) hereof, shall be deemed to have been effected on the date on which such Series C Preferred Stock Certificate shall have been surren-dered, together with a properly executed Conversion Certificate and funds, if any, shall have been received by the Corporation as aforesaid, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares of Common Stock represented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the person in whose name the certificates of Common Stock are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open.

          (h) All shares of Series C Preferred Stock that shall have been properly surrendered by the Holders for conver-sion pursuant to Section 6(a) hereof which are eligible for conversion as herein provided, all shares of Series C Preferred Stock after the Business Combination Date (to the extent con-vertible pursuant to clause (d) of this Section 6) and all shares of Series C Preferred Stock converted by the Corporation pursuant to Section 6(c) hereof shall no longer be deemed to be outstanding and all rights with respect to such shares, includ-ing the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive shares of Common Stock in exchange therefor.

          (i) The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series C Preferred Stock. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Series C Preferred Stock, the Corporation shall (subject to Section 6(d) hereof) issue a number of shares of Common Stock equal to the next closest whole number, with half shares being rounded up.

          (j) The Corporation shall use its reasonable best efforts to all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient to effect the conver-sion of all outstanding shares of Series C Preferred Stock into Common Stock at any time; provided, however, that nothing con-tained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the Series C Preferred Stock by delivery of shares of Common Stock that are held in the treasury of the Corporation. The Corporation shall, from time to time and in accordance with the General Corporation Law of the State of Delaware, use its reasonable best efforts (including, without limitation, convening meetings of stockholders to increase the number of authorized shares of Common Stock and recommending approval therefor) to cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connection) shall not be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock into Common Stock.

          (k) If any capital reorganization or reclassifica-tion of the capital stock of the Corporation (other than a Business Combination) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common

Stock, then, as a condition of such capital reorganization or reclassification, lawful and adequate provisions shall be made whereby each Holder of a share or shares of Series C Preferred Stock shall thereafter have the right to receive, upon conver-sion of shares of Series C Preferred Stock on the basis and upon the terms and conditions specified herein, in lieu of shares of Common Stock of the Corporation, such shares of stock, securities or assets issued or payable in such capital reorganization or reclassification with respect to or in exchange for that number of shares of such Common Stock equal to the number of shares of such stock, securities or assets that would have been receivable had such converting Holder's shares of Series C Preferred Stock been converted into Common Stock on the record date for such capital reorganization or reclassification, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions of this clause (k) shall equally apply to each successive capital reorganization or reclassification with respect to any shares of stock or securi-ties thereafter deliverable upon conversion of the Series C Preferred Stock.

          7. Redemption. (a) Each shares of Series C Pre-ferred Stock (i) may be redeemed (subject to contractual and other restrictions with respect thereto and the legal avail-ability of funds therefor) at the option of the Corporation at any time on or after the 730th day following the Issuance Date of such share of Series C Preferred Stock (such right of the Corporation with respect to the Series C Preferred Stock to be exercisable by the Corporation in whole or, from time to time, in part in the manner provided in Section 7(b) hereof), and
(ii) shall be redeemed in the manner provided in Section 7(d) hereof if required pursuant to Section 6(d) hereof, in each case, at a redemption price of $1,250 per share of Series C Preferred Stock.

          (b) In the event of a redemption of less than all of the outstanding shares of Series C Preferred Stock, the shares so redeemed will be determined by the Corporation pro rata according to the number of shares held by each Holder, except that the Corporation may redeem all of the shares held by any Holders of fewer than 100 shares (or all of the shares held by Holders who would hold less than 100 shares as a result of such redemption).

          (c) The Corporation shall send a written notice of redemption (a "Redemption Notice") by first-class mail, postage prepaid, not fewer than fifteen (15) days nor more than sixty
(60) days prior to the Redemption Date to each Holder as of the record date fixed for such redemption of Series C Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corpo-ration has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (i) whether all or less than all the outstanding shares of Series C Preferred Stock are to be redeemed and the total number of shares of Series C Preferred Stock being redeemed;

         (ii) the number of shares of Series C Preferred Stock held of record by that specific Holder that the Corpora-tion intends to redeem;

        (iii)  the Redemption Date; and

         (iv) the manner and place or places at which payment for the shares called for redemption will, upon presenta-tion and surrender to the Corporation of the Series C Pre-ferred Stock Certificates evidencing the shares being redeemed, be made.

          (d) On the Redemption Date, the redemption price shall become payable for the shares of Series C Preferred Stock being redeemed on the Redemption Date. As a condition of pay-ment of the redemption price, each Holder of Series C Preferred Stock must surrender Series C Preferred Stock Certificates or Certificates representing the shares of Series C Preferred Stock being redeemed by the Corporation in the manner and at the place designated in the Redemption Notice. The full redemption price for such shares properly tendered for payment shall be paid to the person whose name appears on such certifi-cate or certificates as the owner thereof, on and after the Redemption Date when and as certificates for the shares being redeemed are properly tendered for payment. Each surrendered Series C Preferred Stock Certificate shall be cancelled and retired. In the event that less than all of the shares repre-sented by any such certificate are redeemed, a new Series C

Stock Certificate shall be issued representing the unredeemed shares.

          (e) On the Redemption Date, unless the Corporation defaults in the payment of the redemption price, all rights of Holders of such redeemed shares will terminate except for the right to receive the redemption price therefor.

          (f) In the event any shares of Series C Preferred Stock shall be called for redemption, the Holder's right to convert such shares of Series C Preferred Stock into shares of Common Stock shall terminate at the close of business on the Redemption Date.

          8. Payment on Liquidation. (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders of Series C Preferred Stock will be enti-tled to receive an amount in cash equal to the Liquidation Preference, before any distribution is made on any Common Stock or any preferred stock of the Corporation other than the Series B Preferred Stock. After payment of the full amount of the Liquidation Preferences to which they are entitled, Holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

          (b) For the purposes of this Section 8, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the consolidation or merger of the Corporation with one or more corporations shall be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer or merger or consolidation shall be in connection with a dissolution or winding-up of the business of the Corporation.

          9. Exclusion of Other Rights. Except as may other-wise be required by the General Corporation Law of the State of Delaware, shares of the Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Corporation's Amended and Restated Certificate of Incorporation, as amended. No shares of Series C Preferred Stock shall have any preemptive or subscription rights whatsoever as to any securities of the Corporation.

          10. Reissuance of Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corpo-ration Law of the State of Delaware) have the status of autho-rized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

          11. Business Day. If any payment, redemption or conversion shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or conversion shall be made on the immediately succeeding Business Day.

          12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the pro-visions hereof.

          13. Severability of Provisions. If any right, pref-erence or limitation of the Series C Preferred Stock set forth in this resolution and in the Certificate of Designation filed pursuant hereto (as such Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

          14. Notice. All notices and other communications provided for or permitted to be given to the Corporation here-under shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices (currently located on the date of the adop-tion of these resolutions at 2910 Seventh Street, Berkeley, California 94710, Attention: General Counsel; with a copy to:
Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, Attention: Geoffrey E. Liebmann, Esq.

          15. Transferability; Right of Transferees. (a) The Series C Preferred Stock may be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of only in compliance with the provisions of the Securities Act, including Regulation S promulgated thereunder.

          (b) The Series C Preferred Stock Certificates repre-senting shares of Series C Preferred Stock to be transferred shall be duly endorsed by the transferring Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of a transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Corpora-tion. In case of a transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and to remain with the Corporation in its discretion. Upon any registration of a transfer, the Cor-poration shall deliver new Series C Preferred Stock Certifi-cates to the persons entitled to the shares of Series C Pre-ferred Stock represented thereby. The Series C Preferred Stock Certificates may be exchanged at the option of the Holder thereof, when surrendered at the offices of the Corporation, for other Series C Preferred Stock Certificates of different denominations, of like tenor and representing in the aggregate a like number of shares of Series C Preferred Stock. Any Series C Preferred Stock Certificate so surrendered shall be promptly cancelled by the Corporation and retired. Each Series C Preferred Stock Certificate issued in exchange as provided above shall be substantially in the form of the Series C Pre-ferred Stock Certificate being exchanged and shall be subject to all of the terms and provisions hereof.

          (c) Each of the Series C Preferred Stock Certifi-cates shall, until the 40th day following the Issuance Date with respect to the shares of Series C Preferred Stock repre-sented thereby (or such later date as may be required under the Securities Act), contain the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED
          UNDER THE SECURITIES ACT OF 1933, AS
          AMENDED (THE "SECURITIES ACT"), OR ANY
          STATE SECURITIES LAWS AND MAY NOT BE
          OFFERED OR SOLD BY THE HOLDER HEREOF PRIOR
          TO THE 40TH DAY FOLLOWING THE ORIGINAL
          ISSUANCE THEREOF, AND THEREAFTER ONLY PUR-
          SUANT TO (i) AN EFFECTIVE REGISTRATION
          STATEMENT UNDER THE SECURITIES ACT, OR
          (ii) AN EXEMPTION FROM, OR IN A TRANSACTION

          NOT SUBJECT TO, THE REGISTRATION REQUIRE-
          MENTS OF THE SECURITIES ACT AND, IN EACH
          CASE, IN COMPLIANCE WITH APPLICABLE STATE
          SECURITIES LAWS."

          (d)  In addition, each of the Series C Preferred
Stock Certificates shall contain one of the following legends until such time as such legend, by its terms, no longer shall apply:

          "THESE SECURITIES ARE NOT CONVERTIBLE AT
          THE OPTION OF THE HOLDER HEREOF UNTIL ON OR
          AFTER THE 60TH DAY FOLLOWING THE ORIGINAL
          ISSUANCE THEREOF."

          "THESE SECURITIES ARE NOT CONVERTIBLE AT
          THE OPTION OF THE HOLDER HEREOF UNTIL ON OR
          AFTER THE 90TH DAY FOLLOWING THE ORIGINAL
          ISSUANCE THEREOF."

          16. Amendments. The Certificate of Designation filed pursuant hereto may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or incon-sistency provided that such amendment does not adversely affect the rights of any Holder. Any provisions of the Certificate of Designation filed pursuant hereto may be amended by the Corpo-ration with the written consent of Holders representing a majority of the outstanding shares of Series C Preferred Stock.

          The Corporation will, so long as any shares of Series C Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

          IN WITNESS WHEREOF, XOMA Corporation has caused this
Certificate of Designation of Preferences and Rights of its Series C Preferred Stock to be signed and attested by its duly authorized officers, this 7th day of August, 1995.


                              XOMA CORPORATION



                              By: /s/ John L. Castello
                                  Name:  John L. Castello
                                  Title: Chairman of the Board,
                                         President and Chief
                                         Executive Offiver
ATTEST:



By: /s/ Christopher J. Margolin
        Christopher J. Margolin
        Secretary